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                                                                    EXHIBIT 10.6

TALX CORPORATION

FY05 Incentive Bonus Plan Policy

The TALX incentive bonus plan is designed to deliver significant cash compensation for superior performance against specific standards. The incentive bonus plan is an important part of TALX's compensation philosophy. Coupled with our policy of competitive salaries and merit-based increases, the incentive bonus plan provides for additional compensation opportunities based on the accomplishment of specific financial objectives and departmental performance goals. Participation in the incentive plan intentionally includes all positions within the organization. The incentive bonus plan offers each TALX employee the opportunity to earn a percentage of their base salary, the specific percentage varying by position, but consistent by like roles across the organization.

How FY05 Incentive Bonus Plan Awards Are Determined

Employees with direct sales responsibilities within the Sales organization will receive a fiscal year position specific incentive compensation plan which details how quota, commission, and bonuses are earned. All other employees' incentive bonus plans may have a TALX Earnings Per Share goal portion and may also have a departmental performance goal component. There may be a graduated scale enabling payment in excess of the incentive amount for greater than 100% attainment of the goals as well as enabling payment of a portion for less than 100% attainment of the goals.

TALX EARNINGS PER SHARE GOAL PORTION

The TALX Earnings Per Share goal will be determined by the Board of Directors at its May 2004 meeting.

DEPARTMENTAL PERFORMANCE GOAL PORTION

The Departmental goals will be tied to goal(s) that the employee can most directly influence. Department goal standards will be set once the fiscal year's budget is finalized and will be determined by the business unit head. The Department performance goals may be quarterly, semi-annual, or annual goals.

How the FY05 Incentive Bonus Plan Is Communicated

Officers and Directors will review the FY05 budget plan and set the Department goal(s) for each of their direct reports and their teams. Each manager will then review the FY05 incentive bonus plan goals with their team. FY05 incentive plan communication should be completed within sixty (60) days from the beginning of the fiscal year for all eligible employees or within thirty (30) days from the date of hire for new employees.

FY05 Incentive Bonus Plan Award Calculation

CHANGES IN BASE SALARY DURING FY05

The employee's base salary effective at the beginning of FY05, April 1, 2004, will be the base salary utilized in the calculation of the incentive bonus awards.

CHANGES IN EMPLOYMENT (FULL-TIME VS. PART-TIME) STATUS DURING FY05

The award will be prorated to reflect the change in employment status based upon the effective date of the status change rounded to the nearest month. Effective dates on or before the 15th are rounded to the first of that month; effective dates on or after the 16th are rounded to the first of the following month.

FY05 Incentive Bonus Plan Award Eligibility

NEWLY HIRED/PROMOTIONS

Eligibility will begin based upon the hire/promotion date. Hire/promotion dates on or before the 15th are rounded to the first of that month; hire dates on or after the 16th are rounded to the first of the following month. Incentive bonus awards will be prorated from the date of eligibility to the end of the award period.

TRANSFERS BETWEEN DEPARTMENTS

The award will be prorated between the two departments based upon the effective date of the new position rounded to the nearest month. Effective dates on or before the 15th are rounded to the first of that month; effective dates on or after the 16th are rounded to the first of the following month.

TERMINATIONS OR RESIGNATIONS

An employee must be actively employed on the date bonuses become payable in order to be eligible for an incentive award for that period.

GUARANTEES

No part of any incentive award to any employee may be guaranteed or in any way assured unless pre-approved in writing by the Chief Financial Officer and President. TALX may, at TALX's sole discretion, elect to pay, not pay or amend the amount payable to any employee under the Incentive Bonus Plan.